Filed Pursuant to Rule 424(b)(3) and Rule 424(c)

Registration File Nos. 333-176653 and 333-174543

Prospectus Supplement No. 6

(to Prospectus dated September 13, 2011)

POWER SOLUTIONS INTERNATIONAL, INC.

2,309,783 Shares of Common Stock

This prospectus supplement no. 6 supplements the prospectus dated September 13, 2011, as supplemented by prospectus supplement no. 1 dated November 1, 2011 (“Supplement No. 1”), prospectus supplement no. 2 dated November 4, 2011 (“Supplement No. 2”), prospectus supplement no. 3 dated November 14, 2011 (“Supplement No. 3”), prospectus supplement no. 4 dated November 23, 2011 (“Supplement No. 4”) and prospectus supplement no. 5 dated March 2, 2012 (“Supplement No. 5”), which forms a part of each of our registration statements on Form S-1 (Registration File Nos. 333-176653 and 333-174543). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the prospectus with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission on March 16, 2012 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The prospectus, Supplement No. 1, Supplement No. 2, Supplement No. 3, Supplement No. 4, Supplement No. 5 and this prospectus supplement relate to the sale of up to 2,309,783 shares of Power Solutions International, Inc. common stock, par value $0.001 per share, by the selling securityholders named in the “Selling Securityholders” section of the prospectus. We will not receive any proceeds from the sale of our shares by the selling securityholders.

Our common stock is quoted on the OTC Bulletin Board and the OTC Markets — OTCQB tier under the symbol “PSIX.” On March 15, 2012, the last reported closing bid price of our common stock as reported on the OTC Bulletin Board was $12.25 per share. These over-the-counter quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Investing in the securities involves a high degree of risk. You should read the prospectus, Supplement No. 1, Supplement No. 2, Supplement No. 3, Supplement No. 4, Supplement No. 5 and this prospectus supplement carefully before you invest. See “Risk Factors” beginning on page 5 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities offered hereby or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 16, 2012

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 13, 2012

POWER SOLUTIONS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-52213	33-0963637
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

655 Wheat Lane, Wood Dale, IL		60191
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (630) 350-9400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 13, 2012, Power Great Lakes, Inc., an Illinois corporation (“PGL”) and indirect wholly-owned subsidiary of Power Solutions International, Inc. (the “Company”), entered into an Industrial Building Lease (the “Lease Agreement”) with Centerpoint Properties Trust (“Centerpoint”), a Maryland real estate investment trust, for the building located at 801 AEC Drive, Wood Dale, Illinois (the “Building”).

The term of the Lease Agreement is from August 1, 2013 through July 31, 2018, and PGL has the option to renew for one additional five-year period. PGL is currently leasing the Building from Centerpoint pursuant to an existing lease, which expires July 31, 2013. PGL will continue to occupy 100% of the Building, which has a total area of approximately 116,000 square feet and will be used for manufacturing, warehousing and certain administrative functions.

The Lease Agreement is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference. The foregoing summary of the Lease Agreement is qualified in its entirety by the complete text of the Lease Agreement filed herewith.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Exhibit Description
10.1	Industrial Building Lease, dated as of March 13, 2012, between Power Great Lakes, Inc. and Centerpoint Properties Trust.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Power Solutions International, Inc.

Date: March 16, 2012	By:	/s/ Thomas J. Somodi
Name: Thomas J. Somodi
Title: Chief Operating Officer and Chief Financial Officer

Exhibit 10.1

INDUSTRIAL BUILDING LEASE

THIS LEASE is made as of this 13th day of March, 2012 between CENTERPOINT PROPERTIES TRUST a Maryland real estate investment trust (“Landlord”), and POWER GREAT LAKES, INC., an Illinois corporation (“Tenant”).

ARTICLE I—LEASE TERMS

Section 1.1. Definitions. In addition to the other terms, which are elsewhere defined in this Lease, the following terms and phrases, whenever used in this Lease shall have the meanings set forth in this Section 1.1, and only such meanings, unless such meanings are expressly contradicted, limited or expanded elsewhere herein.

A. Base Rent Schedule:

Period	Annual Base Rent	Monthly Base Rent
August 1, 2013 – July 31, 2014	$462,244.00	$38,520.33
August 1, 2014 – July 31, 2015	$476,111.32	$39,675.94
August 1, 2015 – July 31, 2016	$490,394.66.	$40,866.22
August 1, 2016 – July 31, 2017	$505,106.50	$42,092.21
August 1, 2017 – July 31, 2018	$520,259.69	$43,354.97

B. Commencement Date: August 1, 2013.

C. Initial Monthly Rent Adjustment Deposit: $[To be determined by Landlord prior to Commencement Date].

(i) Initial Tax Deposit: $

(ii) Initial Expense Deposit: $

D. Landlord’s Broker: None.

E. Landlord’s Mailing Address:

1808 Swift Drive

Oak Brook, Illinois 60523

Attention: Mr. Sean Maher

F. Security Deposit: $45,742.90 (Any amount held by Landlord pursuant to the Gross Lease (as herein defined) as of the Commencement Date will be retained by Landlord and applied to such amount of Security Deposit).

G. Tenant’s Broker: Colliers Bennett & Kahnweiler.

H. Tenant’s Mailing Address:

655 Wheat Lane

Wood Dale, Illinois 60191

I. Tenant’s Proportion: 100%.

J. Term: The sixty (60) month term, commencing as of the Commencement Date and ending on the Termination Date, unless sooner terminated by Landlord as provided hereunder.

K. Termination Date: July 31, 2018.

L. Use: Manufacturing and warehousing.

Section 1.2. Significance of Definitions. Each reference in this Lease to any of the Definitions contained in Section 1.1 of this Article shall be deemed and construed to incorporate all of the terms provided under each such Definition.

Section 1.3. Enumeration of Exhibits. The exhibits in this Section and attached to this Lease are incorporated in this Lease by this reference and are to be construed as a part of this Lease.

Exhibit “A” Legal Description

Exhibit “B” Intentionally Omitted

Exhibit “C” Form of Estoppel Certificate

Exhibit “D” Form of Landlord’s Agreement

ARTICLE II—PREMISES

Section 2.1. Lease. Landlord, for and in consideration of the rents herein reserved and of the covenants and agreements herein contained on the part of Tenant to be kept, observed and performed, does by these presents, lease to Tenant, and Tenant hereby leases from Landlord, the demised premises (“Premises”), consisting of the building (“Building”) located at 801 AEC Drive, Wood Dale, Illinois, which Building is located on the land (“Land”) legally described on Exhibit “A” attached hereto. The Land and Building are sometimes also collectively referred to as the “Project”. The lease of the Premises shall be subject to, and Tenant shall at all times during the Term comply with, all covenants, conditions, agreements, easements, encumbrances and restrictions of record as of the date hereof affecting the Project (collectively “Restrictions”). Tenant is currently leasing the Premises from Landlord pursuant to that certain Industrial Lease dated June 30, 2011 by and between Landlord and Tenant for a term expiring July 31, 2013 (the “Gross Lease”).

ARTICLE III—TERM

Section 3.1. Term. The Term of this Lease shall commence on the Commencement Date and shall end on the Termination Date, unless sooner terminated as hereinafter set forth.

ARTICLE IV—CONDITION OF PREMISES

Section 4.1. Disclaimer Regarding Premises. Except for Landlord’s Work (as herein defined), Tenant acknowledges that they are currently in possession of the Premises and agree to accept the Premises in an absolutely “as is” condition (except as stated herein to the contrary), and Tenant acknowledges that Landlord, its agents, attorneys, representatives and employees have not and do not make any representations or warranties, express or implied, to Tenant regarding the Premises or the Project. In the event that Tenant makes improvements to the offices at the Premises and an elevator is required by the Village of Wood Dale, then Landlord agrees to either install said elevator, at Landlord’s sole cost and expense, or reimburse Tenant for the actual, reasonable cost of installing said elevator to the office portion of the Premises (“Landlord’s Work”). In addition, Landlord’s Work shall include the following work to be performed by or on behalf of Landlord, at Landlord’s sole cost and expense: (i) caulk, seal and repair all exterior windows to create a watertight envelope, if necessary, as determined by Landlord, (ii) provide a credit to Tenant of $8,500.00 to replace missing fixtures in bathrooms on North side of Building second floor, (iii) repair or replace main stairs, (iv) crackfill and repair the floors, (v) perform (or provide a credit to Tenant to perform) code compliance issues such as exit signs for the second floor office or in the event that the Village defers the requirement of such work until after Tenant completes office improvements, Landlord shall either perform (or provide a credit to Tenant to perform) such code compliance issues and (vi) replace (or provide a credit to Tenant to replace) the drywall, insulations, moldings and paint that were damaged during the mold remediation work recently performed by Landlord at the Premises. Landlord agrees to commence Landlord’s Work promptly after execution of the Lease and to use commercially reasonable effort thereafter to timely and diligently complete Landlord’s Work. Tenant shall not be responsible for any Pre-Existing Conditions that were existing at the time of execution of the Gross Lease, including, without limitation, any possible mold or bacteria issue resulting from water damage in the office portion of the Premises.

ARTICLE V—RENT

Section 5.1. Base Rent. Tenant agrees to pay to Landlord, monthly in advance, without offset or deduction, base rent for the Term (“Base Rent”) in the amount of the Monthly Base Rent set forth in the Base Rent Schedule commencing on the Commencement Date and continuing on the first day of each month thereafter for the balance of the Term of this Lease. In addition thereto, Tenant shall pay all such other amounts as are herein described as “Additional Rent” in the manner and at the time specified in this Lease. The term “Rent” when used in this Lease shall include all Base Rent payable under this Section 5.1, as well as the charges herein described as Additional Rent. All Rent payable hereunder shall be payable to Landlord at 2023 Paysphere Circle, Chicago, IL 60674), or as Landlord may otherwise from time to time designate in writing.

Section 5.2. Base Rent Adjustment. In addition to the Base Rent payable by Tenant hereunder, Tenant shall pay to Landlord, as Additional Rent, commencing on the Commencement Date, the Rent Adjustment described in this Section 5.2 without set off or deduction. Until such time as Tenant receives the first Adjustment Statement provided for in clause (C) of this Section 5.2, Tenant shall, commencing on the Commencement Date and on the first day of each and every month thereafter, make the Initial Monthly Rent Adjustment Deposit specified in Article I hereof.

A. For the purposes of this Lease:

(1) The term “Calendar Year” shall mean each calendar year or a portion thereof during the Term.

(2) The term “Expenses” shall mean and include all expenses paid or incurred by Landlord for maintaining and insuring the Project, the appurtenances and personal property used in conjunction therewith. Expenses shall not include work for Pre-Existing Conditions (as herein defined) or expenses caused in whole or in part due to the negligence of Landlord. In the event that Tenant desires Landlord to perform common area maintenance at the Project, then Landlord shall be entitled to include in Expenses, in addition to all costs incurred by Landlord in performing said common area maintenance, a management fee of three percent (3%) of Rent.

(3) The term “Rent Adjustments” shall mean all amounts owed by Tenant as Additional Rent on account of Expenses or Taxes, or both.

(4) The term “Rent Adjustment Deposit” shall mean an amount equal to Landlord’s estimate of Rent Adjustments due for any Calendar Year made from time to time during the Term.

(5) The term “Taxes” shall mean any taxes, assessments, sewer rents, rates and charges, transit taxes and any other federal, state or local governmental charge, general, special, ordinary or extraordinary, which now or hereafter accrue during the Term and are levied or assessed or become a lien against the Project or any portion thereof, this Lease or any Rent payable under this Lease in any Calendar Year during the Term and any tax in substitution of any of the foregoing. Notwithstanding the foregoing, Landlord agrees that with respect to special assessments, in the event Landlord is permitted to pay such special assessments in installments, Taxes shall only include those installments due and payable during the Term. Taxes also include Landlord’s reasonable costs and expenses (including reasonable attorney’s fees) in contesting or attempting to reduce any taxes. Landlord hereby represents to Tenant that it has no knowledge of any current or contemplated special assessments against the Project as of the date hereof.

B. Tenant shall pay to the Landlord as Additional Rent Tenant’s Proportion of Expenses and Taxes attributable to each Calendar Year of the Term. The amount of Taxes attributable to a Calendar Year shall be the amount assessed for any such Calendar Year, even though the assessment for such Taxes may be payable in a different Calendar Year.

C. As soon as reasonably feasible after the expiration of each Calendar Year, Landlord will furnish Tenant a statement (“Adjustment Statement”) showing the following:

(1) Expenses and Taxes for the Calendar Year last ended and the amount of Expenses and Taxes payable by Tenant for such Calendar Year;

(2) The amount of Rent Adjustments due Landlord for the Calendar Year last ended, less credits for Rent Adjustment Deposits paid, if any; and

(3) The Rent Adjustment Deposit due in the current Calendar Year.

D. Within thirty (30) days after Tenant’s receipt of each Adjustment Statement, Tenant shall pay to Landlord:

(1) The amount of Rent Adjustment shown on said statement to be due Landlord for the Calendar Year last ended; plus

(2) The amount, which when added to the Rent Adjustment Deposit theretofore paid in the current Calendar Year, would provide that Landlord has then received such portion of the Rent Adjustment Deposit as would have theretofore been paid to Landlord had Tenant paid one twelfth of the Rent Adjustment Deposit, for the current Calendar Year, to Landlord monthly on the first day of each month of such Calendar Year.

Commencing on the first day of the first month after Tenant’s receipt of each Adjustment Statement, and on the first day of each month thereafter until Tenant receives a more current Adjustment Statement, Tenant shall pay to Landlord one twelfth of the Rent Adjustment Deposit shown on said statement. During the last complete Calendar Year, Landlord may include in the Rent Adjustment Deposit its estimate of the Rent Adjustment which may not be finally determined until after the expiration of the Term. The Tenant’s obligation to pay the Rent Adjustment shall survive the Term.

E. Tenant’s payment of the Rent Adjustment Deposit for each Calendar Year shall be credited against the Rent Adjustments for such Calendar Year. All Rent Adjustment Deposits may be co mingled, and no interest shall be paid to Tenant thereon.

Section 5.3. Interest Charge and Late Charge. Tenant acknowledges that its late payment of any Rent will cause Landlord to incur certain costs and expenses not contemplated under this Lease, the exact amount of which is extremely difficult or impractical to fix. Therefore, if any payment of Rent, or any portion thereof, is not received by Landlord within five (5) days of the date when due, Tenant shall immediately pay to Landlord a late charge equal to three percent (3%) of the unpaid amount (“Late Charge”). In the event that any overdue payment of Rent is not paid within one (1) month of the due date thereof, an additional Late Charge equal to one percent of the unpaid amount may be charged by Landlord, and Landlord may charge an additional one percent of the unpaid amount so over due for each additional month, or fraction thereof, during which any such payment remains past due. Landlord and Tenant agree that the Late Charge represents a reasonable estimate of costs and expenses incurred by Landlord from, and is fair compensation to Landlord for, its loss suffered by such non payment by Tenant.

Any amount due from Tenant to Landlord under this Lease, other than the payment of Rent, not paid when due shall bear interest from the date when the same is payable under the terms of this Lease until the same shall be paid at an annual rate of interest equal to twelve percent per annum (the “Delinquency Rate”).

ARTICLE VI—UTILITIES

Section 6.1. Utilities. Tenant shall pay, directly to the appropriate supplier, all costs of natural gas, electricity, heat, light, power, sewer service, telephone, water, refuse disposal and other utilities and services supplied to the Premises.

The current utility service providers (each such company shall hereinafter be referred to as a “Current Service Provider”) are utility companies selected by Landlord to provide service for the Premises. Notwithstanding the foregoing, if permitted by law, Landlord shall have the right at any time and from time to time during the Term to either contract for service from a different company or companies providing service (each such company shall hereinafter be referred to as an “Alternate Service Provider”) or continue to contract for service from the Current Service Provider.

Tenant shall cooperate with Landlord, the Current Service Provider and any Alternate Service Provider at all times and, as reasonably necessary, shall allow Landlord, Current Service Provider and any Alternate Service Provider reasonable access to the Premises’ electric lines, feeders, risers, wiring, and any other machinery within the Premises.

Landlord shall in no way be liable or responsible for any loss, damage, or expense that Tenant may sustain or incur by reason of any change, failure, interference, disruption, defect, unavailability or unsuitability in the supply or character of the energy furnished to the Premises, and no such change, failure, interference disruption, defect, unavailability, or unsuitability shall relieve Tenant from any of its obligations under the Lease.

ARTICLE VII—USE

Section 7.1. Use. The Premises shall be used for the Use only, and for no other purpose.

Section 7.2. Prohibited Uses. Tenant shall not permit the Premises, or any portion thereof, to be used in such manner which impairs Landlord’s right, title or interest in the Premises or any portion thereof, or in such manner which gives rise to a claim or claims of adverse possession or of a dedication of the Premises, or any portion thereof, for public use. Tenant shall not use or occupy the Premises or permit the Premises to be used or occupied (i) contrary to any Restriction or any statute, rule, order, ordinance, requirement, regulation or restrictive covenant applicable thereto, and shall at all times comply with same, (ii) in any manner which would violate any certificate of occupancy, (iii) in any manner which would render the insurance void, (iv) in any manner which would cause structural injury to the Building, (v) in any manner which would cause the value or usefulness of the Premises or any part thereof to diminish other than normal wear and tear and Landlord approved Alterations, or (vi) in a manner which would constitute a public or private nuisance or waste. Tenant agrees that it will, promptly upon discovery of any such use, immediately notify Landlord and take all necessary steps to compel the discontinuance of such use.

ARTICLE VIII—MAINTENANCE, REPAIR AND REPLACEMENTS OF PREMISES

Section 8.1. Tenant’s Obligations. Subject to Landlord’s Work and Section 8.2 herein, Tenant assumes full and sole responsibility for condition, operation, repair, alteration, improvement, replacement, maintenance and management of the Premises. Tenant agrees, at Tenant’s sole cost and expense, to take good care of the Premises and keep same and all parts thereof, together with any and all alterations and additions thereto, in good order, condition (at least as good condition as existed as of the Commencement Date) and repair, suffering no waste or injury. Except as provided in Section 8.2. herein to the contrary, Tenant shall, at its sole cost and expense, promptly perform all maintenance and promptly make all necessary repairs and replacements in and to the Premises, including, but not limited to, all windows, glass, plate glass, ceilings, skylights, interior and demising walls, doors, electrical systems, fixtures and equipment, lighting fixtures and equipment, plumbing systems, fixtures and equipment, sprinkler systems, fixtures and equipment, heating, ventilating and air conditioning systems, fixtures and equipment, loading docks, areas and doors, rail space areas, fences and signs, connections, pipes, mains, water, sewer and connections, and all other systems, fixtures, machinery, apparatus, equipment and appurtenances now or hereafter part of, belonging to, connected with or used in conjunction with the Premises. In addition, Tenant shall be responsible to maintain the repairs that Landlord makes to the floors pursuant to Landlord’s Work and for any damage to the floors and floor slab due to normal wear and tear or unreasonably excessive Tenant use. Further, Tenant agrees to provide written notice to Landlord promptly after discovering any damage to, or repairs necessary to, the floors. All such repairs and replacements shall be of first class quality and sufficient for the proper maintenance and operation of the Premises. Tenant shall keep and maintain the Premises safe, secure and clean, specifically including, but not by way of limitation, removal of waste and refuse matter. Tenant shall not permit anything to be done upon the Premises (and shall perform all maintenance and repairs thereto so as not) to invalidate, in whole or in part, or prevent the procurement of any insurance policies which may, at any time, be required under the provisions of this Lease. Tenant shall not obstruct or permit the obstruction of any parking area, adjoining street or sidewalk. Tenant shall obtain and maintain fire extinguishers in the Premises as required by Law. Tenant at its own cost and expense also shall promptly comply with any and all governmental requirement to or affecting the Premises or any part thereof required due to Tenant’s use and occupancy of the Premises, irrespective of the nature of the work required to be done and whether or not the same involve or require any structural changes or additions in or to the Building. Tenant, at its sole cost and expense, shall be responsible and perform all common area maintenance and repair at the Project, including, but not limited to, landscaping, fire alarm monitoring, sprinkler systems and all snow and ice removal, but excluding parking lot maintenance.

Section 8.2. Landlord’s Obligations. Subject to the provisions of Articles X and XIII hereof, Landlord shall replace the exterior roof, exterior walls (excluding windows, window frames, doors, door frames and any interior improvements) and foundation of the Building and maintain, repair and replace the floors and floor slabs, except for Tenant’s obligations in Section 8.1 above, at Landlord’s sole cost and expense. In addition, Landlord shall maintain and repair the parking lot, exterior roof, exterior walls (excluding windows, window frames, doors, door frames and any interior improvements) and foundation of the Building and all costs incurred by Landlord in connection with such maintenance and repairs shall be deemed Expenses. In the event Landlord, in its reasonable discretion, determines that any component of the Premises or the Project (other than roof, exterior walls, foundation and structural portions of the Building), including, without limitation the HVAC system and parking lot, requires replacement and, if such replacement constitutes a capital expenditure under generally accepted accounting principals, then Landlord shall replace said capital item, and the cost thereof shall be amortized at 10% over the useful life (as determined by generally accepted accounting principles) and Tenant shall pay to Landlord monthly, as additional Rent, the monthly amortized cost for each month during the Term (including any Renewal Term (as herein defined)) commencing on the date of replacement and ending on the Termination Date or Tenant, at its option, may, after completion of the replacement, pay to Landlord the cost of said replacement multiplied by a fraction, the numerator being the remaining years remaining on the Term (as may be extended by any renewal of the Lease) and the denominator being the useful life (number of years) of the replacement (as determined by generally accepted accounting principles).

Section 8.3. Maintenance Contract. Tenant shall enter into a maintenance contract, in form and substance and with a firm reasonably satisfactory to Landlord, for the semi-annual maintenance of the HVAC system serving the Premises.

ARTICLE IX—TENANT’S INSURANCE

Section 9.1. Coverage Required. Tenant shall procure and maintain, or cause to be maintained, at all times during the term of this Lease, at Tenant’s sole cost and expense, and until each and every obligation of Tenant contained in the Lease has been fully performed, the following insurance coverage:

A. Worker’s Compensation and Employer’s Insurance. Insurance covering all of Tenant’s employees for Worker’s Compensation, in statutory amounts, and Employer’s liability coverage of: $1,000,000.00 for each accident and a disease policy limit of $1,000,000.00.

B. Commercial General Liability Insurance (Primary). Commercial General Liability covering Tenant against any claims arising out of liability for bodily injury and death and personal injury and advertising injury and property damage occurring in and about the Premises, and/or the Building and otherwise resulting from any acts and operations of Tenant, its agents and employees, with combined single limit of $1,000,000.00 per occurrence and $2,000,000.00 annual general aggregate. Products/completed operation, independent contractors, special form property damage and coverage for insured contracts are to be included.

C. Automobile Liability Insurance. When any motor vehicles are used in connection with this Lease, Tenant shall provide Automobile Liability Insurance to include owned, non-owned or hired automobiles and automobile contractual liability with limits of not less than $1,000,000.00 per accident for bodily injury and $1,000,000.00 per accident for property damage and such other coverage as required by Illinois law.

D. Umbrella Liability. Umbrella Liability Insurance to be excess over the Commercial General Liability, Automobile Liability and Employer’s Liability Insurance. The Umbrella Liability policy shall be written on an “occurrence” form with a limit of liability of $5,000,000.00 and a Self-Insured Retention no greater than $10,000.00.

E. Contents. Insurance for direct physical damage from special causes of loss in an amount sufficient at all times to pay the greater of (a) the full replacement cost of the equipment used by Tenant at the Premises and (b) the full insurable value of Tenant’s Property.

F. Other Coverage. Such other policy or policies as are deemed reasonably necessary by Landlord. If, pursuant to the provisions of Section 1.1 of this Lease, Tenant is permitted to serve and/or sell alcoholic liquor, in packaged form or otherwise, including, without limitation, beer, wine and/or ale, then Tenant shall obtain and maintain, throughout the entire term of this Lease, liquor liability and dram shop insurance, in such amounts as Landlord may require, and if no such amount is specified by Landlord, in amounts no less than the minimums required by applicable law.

Section 9.2. Policies. All insurance policies shall (i) be written with insurance companies authorized to do business in the State of Illinois, acceptable to Landlord, with a minimum A.M. Best rating of A-VII; (ii) name Landlord and Landlord’s mortgagee, if any, as additional insured and loss payee as their respective interests may appear and shall contain an Additional Insured Endorsement CG2011 11 85 or its equivalent; (iii) state that the insurance is primary and that the insurer shall not be required to seek contribution from any other insurance available to additional insureds; (iv) provide that said policies may not be terminated or modified without thirty (30) days advance written notice to Landlord and its mortgagee, if any; (v) provide that Landlord and its mortgagee, if any, shall receive written notice of non payment of all insurance premiums due and have the right to cure such non payment within ten (10) days after the receipt of said written notice; (vi) provide defense expense in addition to the limit of liability stated in the policy and (vii) contain a waiver of subrogation endorsement. Tenant shall furnish to Landlord, prior to the Commencement Date, such insurance required to be carried by Tenant, and thereafter at least fifteen (15) days prior to the expiration of each such policy, certificates of insurance for any required insurance. If Tenant fails to submit such policies or certificates to Landlord within the specified time, or otherwise fails to obtain and maintain insurance coverages in accordance with this Article IX, then Landlord, at Landlord’s sole option may, but shall not be obligated to, procure such insurance on behalf of, and at the expense of, the Tenant, and if Landlord exercises such right and expends any funds to obtain such insurance, Tenant shall reimburse Landlord for such amounts upon demand, and such amounts shall constitute Additional Rent. Such a failure by Tenant to procure and deliver insurance as required by this Article IX shall constitute a default hereunder, and such default shall not be cured by Landlord’s election to procure insurance on Tenant’s behalf.

Section 9.3. Deductibles. Landlord and Tenant further agree any and all deductibles on insured policies required to be provided by either party shall be borne by Tenant.

Section 9.4. Subrogation. Landlord and Tenant agree to have all fire and casualty insurance which is required to be carried by either of them hereunder endorsed to provide that the insurer waives all rights of subrogation which such insurer might have against the other party and Landlord’s mortgagee, if any. By this clause, the parties intend and hereby agree, that the risk of loss or damage to property shall be borne by the parties’ insurance carriers. It is hereby agreed that Landlord and Tenant shall look solely to, and seek recovery from, only their respective insurance carriers in the event a loss is sustained for which Property Insurance is carried or is required to be carried under this Lease. If Landlord or Tenant elects to self-insure any of the insurance required of Landlord or Tenant hereunder, the party electing to self insure shall be considered an insurance carrier for purposes of this paragraph. Without limiting any release or waiver of liability or recovery contained in any other Section of this Lease but rather in confirmation and furtherance thereof, Landlord waives all claims for recovery from Tenant, and Tenant waives all claims for recovery from Landlord, and their respective agents, partners and employees, for any loss or damage to any of its property insured under the insurance policies required hereunder.

Section 9.5. Landlord’s Insurance. Landlord shall maintain casualty insurance for the full replacement cost of the Building and such other insurance as deemed reasonably necessary by Landlord. The cost of such Landlord’s insurance and all deductibles paid thereunder shall be a part of Expenses.

ARTICLE X—DAMAGE OR DESTRUCTION

Section 10.1. Casualty. In the event that the Premises are made untenantable by fire or other casualty and Landlord shall decide not to restore or repair same, then Landlord shall have the right to terminate this Lease by notice to Tenant given within thirty (30) days after the date of such fire or other casualty and the Rent shall be apportioned on a per diem basis and paid to the date of such fire or other casualty. In the event the Premises are made untenantable by fire or other casualty and Landlord shall decide to rebuild and restore the same, this Lease shall not terminate and Landlord shall repair and restore the Premises and Rent shall abate on an equitable basis during the period of reconstruction and repair and Landlord agrees to use commercially reasonable efforts to provide temporary premises to Tenant during the period of restoration. If Tenant cannot occupy the Premises for a period reasonably determined to exceed one hundred eighty (180) days after the event of casualty, Tenant, at its option, exercisable upon written notice to Landlord within thirty (30) days after the date of such casualty, shall have the right to terminate this Lease. All property insurance proceeds shall be paid to Landlord.

ARTICLE XI—LIENS

Section 11.1. Lien Claims. Tenant shall not do any act which shall in any way encumber the title of Landlord in and to the Premises or the Building, nor shall any interest or estate of Landlord in the Premises or the Building be in any way subject to any claim by way of lien or encumbrance, whether by operation of law or by virtue of any express or implied contract by Tenant, and any claim to or lien upon the Premises or the Building arising from any act or omission of Tenant shall accrue only against the leasehold estate of Tenant and shall in all respects be subject and subordinate to the paramount title and rights of Landlord in and to the Premises or the Building. Tenant will not permit the Premises or the Building to become subject to any mechanics’, laborers’ or materialmen’s lien on account of labor or material furnished to Tenant or claimed to have been furnished to Tenant in connection with work of any character performed or claimed to have been performed on the Premises by or at the direction or sufferance of Tenant.

ARTICLE XII—TENANT ALTERATIONS

Section 12.1. Alterations. Tenant shall not make any alterations, additions or improvements to the Premises or any portion thereof including but not limited to areas above, below and surrounding the Premises (collectively, “Alterations”) without in each instance, the prior written consent of Landlord; which consent shall not be unreasonably withheld, provided, however, upon notice to, but without the consent of Landlord, Tenant shall have the right to make Alterations in the event that the Alterations (i) are non structural, (ii) do not require openings in the roof, foundation, floor or exterior walls, (iii) do not affect the floor slab, parking areas, landscaped areas or other common features of the Project, (iv) do not affect any Building system, (v) do not compromise, limit, interfere with, invalidate, violate, weaken or otherwise affect any Engineered Barrier or Institutional Control in effect with respect to the Project, (vi) do not violate, invalidate, cause non-compliance with or otherwise affect the terms of any NFR Letter (defined in Section 30.1) which may be applicable to the Project, (vii) do not require a permit and (viii) do not cost in excess of $10,000.00 in the aggregate in any twelve (12) month period. For purposes of this Lease, (i) the term “Engineered Barrier” means a physical measure for the purpose of preventing or minimizing exposure to Hazardous Materials (as hereinafter defined) including, but not limited to: fencing, capping, horizontal or vertical barriers, hydraulic controls, and alternative water supplies; and (ii) the term “Institutional Control” means a legal or administrative tool or action taken to reduce the potential for exposure to Hazardous Materials including but not limited to: use restrictions, environmental monitoring requirements, and site access and security measures. Landlord acknowledges that Tenant has advised that it will need to make some Alterations regarding venting systems for their operations that will require roof penetrations, widening of dock doors, secure racking to floor slab and build and remodel office space and Landlord’s consent to such Alterations shall not be unreasonably withheld.

Section 12.2. Alteration Standards and Procedures. Any Alteration by Tenant hereunder shall be done in a good and workmanlike manner in compliance with any applicable governmental laws, statutes, ordinances and regulations. Before commencing any Alterations requiring Landlord’s consent: (a) plans and specifications therefor, prepared by a licensed architect, shall be submitted to and approved by Landlord (such approval shall not be unreasonably withheld or delayed); (b) Tenant shall furnish to Landlord an estimate of the cost of the proposed work, certified by the architect who prepared such plans and specifications; (c) all contracts for any proposed work shall be submitted to and approved by Landlord; (d) Tenant shall have furnished Landlord with a satisfactory certificate or certificates from an insurance company acceptable to Landlord reflecting insurance coverage reasonably acceptable to Landlord; and (e) Tenant shall either furnish to Landlord a bond in form and substance satisfactory to Landlord, or such other security reasonably satisfactory to Landlord to insure payment for the completion of all work free and clear of liens. Upon completion of any Alteration by Tenant hereunder, Tenant shall furnish Landlord with a copy of the “as built” plans covering such construction.

Section 12.3. Ownership of Alterations. At Landlord’s option, at the termination of this Lease, (i) all Alterations shall become the property of Landlord and shall remain upon and be surrendered with the Premises as a part thereof at the termination of this Lease; or (ii) any or all of the Alterations must be removed by Tenant and the Premises must be restored to its original condition. Landlord agrees that upon request from Tenant at the time Tenant seeks consent from Landlord of an Alteration, Landlord shall elect whether or not the Alterations must be removed by Tenant and the Premises restored to its original condition.

Section 12.4. Signs. Tenant shall not place any signs on any part of the Building or Land without the prior written consent of Landlord, which consent shall not be unreasonably withheld.

ARTICLE XIII—CONDEMNATION

Section 13.1. Condemnation. If a portion of the Premises shall be lawfully taken or condemned for any public or quasi-public use or purpose, or conveyed under threat of such condemnation and as a result thereof the Premises cannot be used for the same purpose and with the same utility as before such taking or conveyance, the Tenant’s right to possession under this Lease shall end and the Lease shall be deemed terminated upon the date of the taking of possession by the condemning authority, without apportionment of the award. Tenant hereby assigns to Landlord, Tenant’s interest in such award, if any. In the event only a part of the Premises shall be taken and as a result thereof the balance of the Premises can be used for the same purpose, this Lease shall not terminate, but shall be prorated to the extent of the condemnation, and Landlord, at its sole cost and expense up to the amount of any condemnation award, shall, to the extent practical, promptly repair and restore the Premises. Any award paid as a consequence of a taking or sale in lieu thereof shall be paid to Landlord and any sums not disbursed by Landlord in connection with the repair or restoration of the Premises shall be retained by Landlord. In the event of a taking of land only, this Lease shall not terminate and Landlord shall not be obligated to repair or restore the Premises.

ARTICLE XIV—ASSIGNMENT SUBLETTING BY TENANT

Section 14.1. No Assignment, Subletting or Other Transfer. Except as provided in Section 14.5 herein to the contrary, Tenant shall not assign this Lease or any interest hereunder, nor shall Tenant sublet or permit the use or occupancy of the Premises or any part thereof by anyone other than Tenant, without the express prior written consent of Landlord, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, Landlord acknowledges that Tenant may permit clients or vendors of Tenant to sublease or occupy small portions of the Premises, and such sublets or occupancy shall be permitted without Landlord’s consent and notwithstanding Section 14.3 below to the contrary, Tenant may retain any excess rental on such subleases or occupancy arrangements, but Tenant shall provide prior written notice to Landlord of such arrangement. Consent by Landlord pursuant to this Article shall not be deemed, construed or held to be consent to any additional assignment or subletting, but each successive act shall require similar consent of Landlord. Landlord shall be reimbursed by Tenant for any costs or expenses incurred pursuant to any request by Tenant for consent to any such assignment or subletting. In connection with any request for a sublease, Tenant shall provide Landlord with a copy of the proposed sublease agreement and financial information from the proposed subtenant acceptable to Landlord.

Section 14.2. Operation of Law. Except as provided in Section 14.5 herein to the contrary, Tenant shall not allow or permit any transfer of this Lease, or any interest hereunder, by operation of law, or convey, mortgage, pledge or encumber this Lease or any interest hereunder.

Section 14.3. Excess Rental. If Tenant shall, with Landlord’s prior written consent as herein required, sublet the Premises, one hundred percent of the rental in excess of the Base Rent and any Additional Rent herein provided shall be paid by Tenant to Landlord promptly when due under any sublease as Additional Rent due hereunder.

Section 14.4. Merger or Consolidation. If Tenant is a corporation whose stock is not publicly traded, any transaction or series of transactions (including, without limitation, any dissolution, merger, consolidation or other reorganization of Tenant, or any issuance, sale, gift, transfer or redemption of any capital stock of Tenant, whether voluntary, involuntary or by operation of law, or any combination of any of the foregoing transactions) resulting in the transfer of control of Tenant, shall be deemed to be a voluntary assignment of this Lease by Tenant subject to the provisions of this Article XIV. If Tenant is a partnership or limited liability company, any transaction or series of transactions (including without limitation any withdrawal or admittance of a partner or member or a change in any partner’s or member’s interest in Tenant, whether voluntary, involuntary or by operation of law, or any combination of any of the foregoing transactions) resulting in the transfer of control of Tenant, shall be deemed to be a voluntary assignment of this Lease by Tenant subject to the provisions of this assignment of this Lease by Tenant subject to the provisions of this Article XIV. As used in this Section 14.4, the term “control” means possession of the power to vote not less than a majority interest of any class of voting securities and partnership or limited liability company interests or to direct or cause the direction (directly or indirectly) of the management or policies of a corporation, or partnership or limited liability company through the ownership of voting securities, partnership interests or limited liability company interests, respectively.

Section 14.5. No Consent Required. Notwithstanding anything to the contrary set forth herein, Landlord’s consent shall not be required for an assignment or sublease to a Tenant Successor or Tenant Affiliate (as such terms are hereinafter defined), and Landlord shall have no right to terminate this Lease with respect to the Premises or any portion of the Premises as a result of such assignment or sublease to a Tenant Successor or Tenant Affiliate, as long as (i) Tenant gives written notice to Landlord of the proposed assignment or sublease no later than five (5) business days prior to such assignment or sublease; and (ii) if an assignment, such assignee assumes the obligations of Tenant under this Lease. As used herein, the term “Tenant Successor” shall mean any entity (i) which results from a merger or consolidation with the original Tenant under this Lease or (ii) which acquires all or substantially all of the assets of the original Tenant under this Lease; and the term “Tenant Affiliate” shall mean any entity which is controlled by, controls, or is under common control with (A) the original Tenant named in this lease, or (B) a Tenant Successor. For purposes of the foregoing, the term “control” means the power to direct the management and policies of the subject entity, either directly or indirectly, whether through the ownership of voting securities or other beneficial interests or otherwise.

Section 14.6. Information. Regardless of whether Landlord’s consent is required under this Article XIV, Tenant shall notify Landlord in writing of Tenant’s intent to assign this Lease or any right or interest hereunder, or to sublease the Premises or any part thereof, and of the name of the proposed assignee or sublessee, the nature of the proposed assignee’s or sublessee’s business to be conducted on the Premises, the terms and provisions of the proposed assignment or sublease, a copy of the proposed assignment or sublease form, and such other information as Landlord may reasonably request concerning the proposed assignee or sublessee, including, but not limited to, net worth, income statements and other financial statements for a two (2) year period preceding Tenant’s request for consent, evidence of insurance complying with the requirements of Article IX, if reasonably warranted an environmental questionnaire from the proposed assignee or sublessee, and reimburse Landlord’s costs and expenses described in Section 14.1.

Section 14.7. No Release of Liability. No assignment or subletting shall relieve Tenant of its obligations hereunder, and Tenant shall continue to be liable as a principal and not as a guarantor or surety, to the same extent as though no assignment or sublease had been made.

ARTICLE XV—ANNUAL STATEMENTS

Section 15.1. Financial Statements. Solely in the event that Tenant is not a public company, Tenant agrees to timely provide current annual financial statements (collectively, “Financial Information”) upon request by Landlord, not more than once per calendar year. Tenant agrees that Landlord may deliver the Financial Information to any lender, prospective lender or prospective purchaser of the Premises.

ARTICLE XVI—COSTS AND EXPENSES OF LITIGATION

Section 16.1. Costs and Expenses of Litigation. Tenant shall pay upon demand, all costs and expenses, including reasonable attorneys’ fees, incurred by Landlord in any action enforcing the observance and performance by Tenant of all covenants, conditions and provisions of this Lease to be observed and performed by Tenant, in which Landlord is the prevailing party. Landlord shall pay upon demand, all costs and expenses, including reasonable attorneys’ fees, incurred by Tenant in any action enforcing the observance and performance by Landlord of all covenants, conditions and provisions of this Lease to be observed and performed by Landlord, in which Tenant is the prevailing party. All references in this Lease to attorneys’ fees shall be deemed to include all legal assistants’ and paralegals’ fees and shall include all fees incurred through all post-judgment and appellate levels and in connection with bankruptcy proceedings. The provisions of this Section 16.1 shall survive the expiration or earlier termination of this Lease.

ARTICLE XVII—ESTOPPEL CERTIFICATES

Section 17.1. Estoppel Certificate. Tenant agrees that on the Commencement Date and at any time and from time to time thereafter, upon not less than ten (10) days’ prior written request by Landlord, Tenant will execute, acknowledge and deliver to Landlord, Landlord’s mortgagee, purchaser, or any other third party designated by Landlord, to the extent factually accurate, a statement in writing in the form of Exhibit “C” attached hereto. Tenant further agrees to certify to any prospective purchaser or mortgagee any other reasonable information specifically requested by such prospective purchaser or mortgagee.

ARTICLE XVIII—INSPECTION OF PREMISES

Section 18.1. Inspections. Tenant agrees to permit Landlord and any authorized representatives of Landlord, to enter the Premises at all reasonable times on reasonable advance notice for the purpose of inspecting the Premises and Landlord agrees that Tenant or Tenant’s representatives may accompany Landlord or its authorized representatives during such entry. Notwithstanding the foregoing, in the case of an Emergency Situation (as defined in Section 22.1) no notice shall be required. Any such inspections shall be solely for Landlord’s purposes and may not be relied upon by Tenant or any other person.

Section 18.2. Signs. Tenant agrees to permit Landlord and any authorized representative of Landlord to enter the Premises at all reasonable times during business hours on reasonable advance notice (and Landlord agrees that Tenant or Tenant’s representative may accompany Landlord or its authorized representatives during such entry) to exhibit the same for the purpose of sale, mortgage or lease, and during the final twelve (12) month period of the Term hereof, Landlord may display on the Premises customary “For Sale” or “For Rent” signs.

ARTICLE XIX—FIXTURES

Section 19.1. Building Fixtures. The Building and all other improvements located on the Land, including, but not limited to, all structural components of the Building and all plumbing, heating, lighting, electrical and air conditioning fixtures and equipment, and other articles of personal property owned by Landlord and used in the operation of the Premises, whether or not attached or affixed to the Premises, together with all Alterations and Tenant’s Property which by the terms of this Lease become the property of Landlord (collectively, “Building Fixtures”), shall be and remain a part of the Premises and shall constitute the property of Landlord.

Section 19.2. Tenant’s Property. Except as otherwise expressly provided by the terms of this Lease, all of Tenant’s trade fixtures and other personal property, fixtures, apparatus, machinery and equipment now or hereafter located upon the Premises, other than Building Fixtures, shall be and remain the personal property of Tenant, and the same are herein referred to as “Tenant’s Property.”

ARTICLE XX—DEFAULT

Section 20.1. Tenant’s Default. Tenant agrees that the occurrence of any one or more of the following events shall be considered an “Event of Default” as said term is used herein:

A. An order, judgment or decree shall be entered by any court adjudicating Tenant bankrupt or insolvent, or approving a petition seeking reorganization of Tenant or appointing a receiver, trustee or liquidator of Tenant, or of all or a substantial part of its assets, if such order, judgment or decree shall continue unstayed and in effect for any period of sixty (60) days; or

B. Tenant shall file an answer admitting the material allegations of a petition filed against Tenant in any bankruptcy, reorganization or insolvency proceeding or under any laws relating to the relief of debtors, readjustment or indebtedness, reorganization, arrangements, composition or extension; or

C. Tenant shall make any assignment for the benefit of creditors or shall apply for or consent to the appointment of a receiver, trustee or liquidator of Tenant, or any of the assets of Tenant; or

D. Tenant shall file a voluntary petition in bankruptcy, or shall admit in writing its inability to pay its debts as they come due, or shall file a petition or an answer seeking reorganization or arrangement with creditors or take advantage of any insolvency law; or

E. A decree or order appointing a receiver of the property of Tenant shall be made and such decree or order shall not have been vacated within sixty (60) days from the date of entry or granting thereof; or

F. Tenant shall fail to make any payment of Rent or other payment required to be made by Tenant hereunder when due, and such failure continues for five (5) days after written notice from Landlord (provided, however, no notice shall be required for any third or subsequent default in any twelve (12) month period); or

G. Tenant shall fail to carry all required insurance under this Lease; or

H. Tenant, or any Guarantor, has knowingly made any material misrepresentation, or failed to disclose a material fact, under the Lease or in connection with any information (including, without limitation, Financial Information) submitted or furnished to Landlord by Tenant or any Guarantor; or

I. If Tenant shall default in the performance of any covenant, promise or agreement on the part of Tenant contained in this Lease not otherwise specified in this Section 20.J and such default shall continue for thirty (30) days after notice thereof in writing by Landlord to Tenant, or if such default or condition which gives rise thereto cannot with due diligence and good faith be cured within such thirty (30) day period, if Tenant shall not in good faith and within the period of thirty (30) days commence the curing of such default and pursue the curing of such default continuously and diligently and in good faith to the end that such default shall be cured within such minimum period in excess of thirty (30) days as may be reasonably necessary to cure such default through pursuing such cure promptly, diligently, continuously and in good faith; provided, however, that such additional period beyond thirty (30) days shall not apply to a default that creates a clear and present danger to persons or property or materially adversely affects the Premises, or if the failure or default by Tenant is one for which Landlord (or any officer or other agent or beneficial or other owner thereof) may be subject to fine or imprisonment.

ARTICLE XXI—REMEDIES

Section 21.1. Landlord’s Remedies. Upon the occurrence of any Event of Default and at any time thereafter, Landlord may, at its election, exercise any one or more of the following described remedies, in addition to all other rights and remedies provided at law, in equity or elsewhere herein:

A. Landlord may terminate this Lease by giving to Tenant written notice of Landlord’s election to do so, in which event the Term and all right, title and interest of Tenant hereunder shall end on the date stated in such notice;

B. Landlord may terminate the right of Tenant to possession of the Premises without terminating this Lease, by giving written notice to Tenant that Tenant’s right of possession shall end on the date stated in such notice, whereupon the right of Tenant to possession of the Premises or any part thereof shall cease on the date stated in such notice;

C. Landlord may enforce the provisions of this Lease and may enforce and protect the rights of Landlord by a suit or suits in equity or at law for the performance of any covenant or agreement herein, and for the enforcement of any other appropriate legal or equitable remedy, including without limitation (i) injunctive relief, (ii) recovery of all moneys due or to become due from Tenant under any of the provisions of this Lease, and (iii) any other damages incurred by Landlord by reason of Tenant’s default under this Lease; and

D. Landlord may pursue all legal means to reenter and take possession of the Premises or any part of the Premises, repossess the same, expel Tenant and those claiming through or under Tenant, and remove the effects of both or either, using such force for such purposes as may be necessary, without being liable for prosecution, without being deemed guilty of any manner of trespass, and without prejudice to any remedies for arrears of Rent or other amounts payable under this Lease or as a result of any other breach of this Lease.

Section 21.2. Reentry to Premises. Should Landlord elect to reenter as provided herein with or without terminating this Lease, or should Landlord take possession pursuant to legal proceedings or pursuant to any notice provided by law, Landlord may, from time to time, without terminating this Lease, rent the Premises or any part of the Premises, for such term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the Term) and on such conditions and upon such other terms (which may include concessions of free rent and alteration and repair of the Premises) as Landlord, in its discretion, may determine, and Landlord may collect and receive the Rent due in connection therewith. Landlord shall not be required to accept any tenant offered by Tenant or any third party or observe any instruction given by Tenant relative to such reletting. Landlord shall however use commercially reasonable efforts to relet the Premises and mitigate its damages. Landlord will in no way be responsible or liable for any failure to relet the Premises, or any part of the Premises, or for any failure to collect any rent due upon such reletting. No such reentry or taking possession by Landlord will be construed as an election on Landlord’s part to terminate this Lease unless a written notice of such intention is given to Tenant. No written notice from Landlord under this Article XXI or under a forcible or unlawful entry and detainer statute or similar law will constitute an election by Landlord to terminate this Lease unless such notice specifically so states. Landlord reserves the right following any such reentry or reletting to exercise its right to terminate this Lease by giving Tenant such written notice, in which event this Lease will terminate as specified in such notice.

Section 21.3. Damages Without Lease Termination. In the event that Landlord does not elect to terminate this Lease, but on the contrary elects to take possession of the Premises, then, in addition to all other rights and remedies of Landlord, Tenant shall pay to Landlord (i) Rent and other sums as provided in this Lease that would be payable under this Lease if such repossession had not occurred, less (ii) the net proceeds, if any, of any reletting of the Premises after deducting all of Landlord’s reasonable expenses in connection with such reletting, including without limitation all repossession costs, brokerage commissions, attorneys’ fees, expenses of employees, alteration and repair costs, and expenses of preparation for such reletting. If, in connection with any reletting, the new lease term extends beyond the Term, or the Premises covered by such new lease includes other premises not part of the Premises, a fair apportionment of the rent received from such reletting will be made in determining the net proceeds from such reletting. Tenant will pay such Rent and other sums to Landlord monthly on the day on which such sums would have been payable under this Lease if possession had not been retaken, and Landlord shall be entitled to receive such Rent and other sums from Tenant on each such day.

Section 21.4. Damages Upon Lease Termination. In the event that Landlord elects to terminate this Lease, then, in addition to all other rights and remedies of Landlord, Tenant shall remain liable to pay to Landlord as damages an amount equal to (i) all Rent due hereunder accrued and unpaid for the period up to and including the Termination Date, plus (ii) all other additional sums payable by Tenant or for which Tenant is liable or in respect of which Tenant has agreed to indemnify Landlord under any of the provisions of this Lease, which may then be owing and unpaid, plus (iii) all costs and expenses, including, without limitation, court costs and reasonable attorneys’ fees incurred by Landlord in the enforcement of any of its rights and remedies hereunder, plus (iv) the present value (based upon a discount rate of five percent per annum) of the Rent provided to be paid for the remainder of the Term, less the fair market value of reletting the Premises for the remainder of the Term, Taking into account the time and expense necessary to relet the Premises, including, without limitation, the expenses enumerated in Section 21.3, plus (v) interest on the foregoing amounts at the Delinquency Rate from the date of Landlord’s notice to Tenant demanding payment therefor until paid.

In the alternative, Landlord shall have the right, from time to time, to recover from Tenant upon demand, and Tenant shall remain liable to pay Landlord for, (i) all Rent and other amounts due and owing under this Lease not previously paid pursuant to the provisions of this Lease, plus (ii) damages equal to the sum of (y) all Rent and all other sums which would have accrued under this Lease after the date of termination had it not been terminated, such damages to be due and payable as such sums would have become due, less (z) such amounts as Landlord may actually receive from reletting after first paying all costs of such reletting, including, without limitation, the expenses enumerated in Section 21.3 and the net amounts of rent collected remaining after such expenses shall operate only as an off setting credit against the amount due hereunder with any excess or residue belonging solely to Landlord, plus interest on the foregoing sum at the Delinquency Rate from the date of Landlord’s notice to Tenant demanding payment therefor until paid.

Section 21.5. Survival of Tenant Obligations. No termination of this Lease and no taking possession of and/or reletting the Premises or any part thereof, shall relieve Tenant of its liabilities and obligations hereunder, except as specifically provided herein, all of which shall survive such expiration, termination, repossession or reletting except as otherwise specifically provided.

Section 21.6. Tenant Waiver. Landlord and Tenant waive and shall waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, or any claim of injury or damage. No failure by either party to insist upon the strict performance by the other party of any covenant, agreement, term or condition of this Lease or to exercise any right or remedy consequent upon a breach thereof, and no payment or acceptance of full or partial Rent during the continuance of any such breach, shall constitute a waiver of any such breach or of such covenant, agreement, term or condition. No covenant, agreement, term or condition of this Lease to be performed or completed by either party, and no breach thereof, shall be waived, altered or modified except by a written instrument executed by the other party. No waiver of any breach shall affect or alter this Lease, but each and every covenant, agreement, term and condition of this Lease shall continue in full force and effect with respect to any other then existing or subsequent breach thereof.

Section 21.7. Suits to Recover Damages. Suit or suits for the recovery of damages, or for a sum equal to any installment or installments of Rent payable hereunder or any other sums payable by Tenant to Landlord pursuant to this Lease, may be brought by Landlord at any time and from time to time at Landlord’s election, and nothing herein contained shall be deemed to require Landlord to await the date whereon this Lease or the Term would have expired had there been no Event of Default by Tenant.

Section 21.8. Receipt of Payment after Termination. No receipt of moneys by Landlord from Tenant after the termination of this Lease or Tenant’s right to possession, or after the giving of any notice of the termination of this Lease or Tenant’s right to possession, shall reinstate, continue or extend the Term or affect any notice theretofore given to Tenant, or operate as a waiver of the right of Landlord to enforce the payment of Rent payable by Tenant hereunder or thereafter falling due, or operate as a waiver of the right of Landlord to recover possession of the Premises or any part thereof by proper remedy, it being agreed that after the service of notice to terminate this Lease or Tenant’s right to possession or the commencement of any suit or summary proceedings, or after a final order or judgment for the possession of the Premises, or any part thereof or interest therein, Landlord may demand, receive and collect any moneys due or thereafter falling due without in any manner affecting such notice, proceeding, order, suit or judgment, all such moneys collected being deemed payments on account of the Tenant’s liability hereunder.

Section 21.9. Cumulative Remedies. No remedy contained herein or otherwise conferred upon or reserved to Landlord, shall be considered exclusive of any other remedy, but the same shall be cumulative and shall be in addition to every other remedy given herein, now or hereafter existing at law or in equity or by statute, and every power and remedy given by this Lease to Landlord may be exercised from time to time and as often as occasion may arise or as may be deemed expedient. No delay or omission of Landlord to exercise any right or power arising from any default shall impair any such right or power or shall be construed to be a waiver of any such default or an acquiescence therein.

ARTICLE XXII—LANDLORD’S PERFORMANCE OF TENANT’S COVENANTS

Section 22.1. Landlord’s Right to Perform Tenant’s Obligations. In the event Tenant shall fail to perform any of its obligations hereunder, Landlord may (but shall not be obligated to do so), and without waiving or releasing Tenant from any obligation of Tenant hereunder, make any payment or perform any other act which Tenant is obligated to make or perform under this Lease. All sums so paid and all liabilities so incurred by Landlord, together with interest thereon at the Delinquency Rate, shall be payable to Landlord upon demand as Additional Rent. Except in the case of an Emergency Situation, Landlord shall use reasonable efforts to give prior notice (which may be oral) of its performance, if reasonably feasible under the circumstances. Nothing contained herein shall be construed to require Landlord to advance monies for any purpose. In exercising its rights hereunder, Landlord shall use reasonable efforts not to interfere with the normal operation of the Premises. The term “Emergency Situation” shall mean a situation which has caused or is likely to cause bodily injury to persons, contamination of or physical damage to the Premises (or any portion thereof) or adjoining property or economic liability or criminal jeopardy to Landlord.

ARTICLE XXIII—SUBORDINATION TO MORTGAGES

Section 23.1. Subordination. Landlord may execute and deliver a mortgage (“Mortgage”) against the Premises or any interest therein. This Lease and the rights of Tenant hereunder shall be and are hereby made expressly subject and subordinate at all times to the lien of any Mortgage now or hereafter encumbering any portion of the Premises, and to all advances made or hereafter to be made upon the security thereof. Tenant agrees to execute and deliver such instruments subordinating this Lease to the lien of any such Mortgage as may be requested in writing by Landlord from time to time.

ARTICLE XXIV—INDEMNITY AND WAIVER

Section 24.1. Indemnity. Tenant will protect, indemnify and save Landlord, its partners, shareholders, employees, officers, directors, agents, and their respective successors and assigns harmless from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including without limitation, reasonable attorney’s fees and expenses) imposed upon, incurred by or asserted against Landlord by reason of: (a) any accident, injury to or death of persons or loss of or damage to property occurring on or about the Premises or the Project or any part thereof or the adjoining properties, sidewalks, curbs, streets or ways, or resulting from an act or omission of Tenant or anyone claiming by through or under Tenant; (b) any failure on the part of Tenant to perform or comply with any of the terms of this Lease or any other agreements affecting the Premises; (c) Tenant’s use, occupation, condition or operation of the Premises or any part thereof; or (d) performance of any labor or services or the furnishing of any materials or other property in respect of the Premises or any part thereof by or on behalf of Tenant. In case any action, suit or proceeding is brought against Landlord by reason of any such occurrence, Tenant will, at Tenant’s sole expense, resist and defend such action, suit or proceeding, or cause the same to be resisted and defended.

Except for claims arising in whole or in part from the negligence or willful misconduct of Landlord and Landlord’s agents, Tenant waives all claims it may have against Landlord and Landlord’s agents for damage or injury to person or property sustained by Tenant or any persons claiming through Tenant or by any occupant of the Premises, or by any other person, resulting from any part of the Premises becoming out of repair, or resulting from any accident on or about the Premises or the Project or resulting directly or indirectly from any act or neglect of any person, excluding Landlord and Landlord’s agents.

This Section 24.1 shall include, but not by way of limitation, damage caused by water, snow, frost, steam, excessive heat or cold, sewage, gas, odors or noise, or caused by bursting or leaking pipes or plumbing fixtures, and shall apply equally whether any such damage results from the act or neglect of Tenant or of any other person, excluding Landlord’s and Landlord’s agents’ negligence or willful misconduct, and whether such damage be caused or result from anything or circumstance above mentioned or referred to, or to any other thing or circumstance whether of a like nature or of a wholly different nature. All personal property belonging to Tenant or any occupant of the Premises shall be there at the risk of Tenant or of such other person only, and Landlord shall not be liable for any damage thereto or for the theft or misappropriation thereof, except for Landlord’s and Landlord’s agents’ negligence or willful misconduct.

ARTICLE XXV—SURRENDER

Section 25.1. Condition of Premises. Upon the termination of this Lease whether by forfeiture, lapse of time or otherwise, or upon the termination of Tenant’s right to possession of the Premises, Tenant will at once surrender and deliver up the Premises to Landlord, broom clean, in good order, condition and repair, reasonable wear and tear excepted. “Broom clean” means free from all debris, dirt, rubbish, personal property of Tenant, oil, grease, tire tracks or other substances, inside and outside of the Building and on the grounds comprising the Premises.

Section 25.2. Removal of Tenant’s Property and Alterations. Upon the termination of this Lease by forfeiture, lapse of time, or otherwise, Tenant shall remove Tenant’s Property and Alterations designated by Landlord. Tenant shall repair any injury or damage to the Premises which may result from such removal. If Tenant does not remove Tenant’s Property or such Alterations from the Premises prior to the end of the Term, however ended, Landlord may, at its option, remove the same and deliver the same to any other place of business of Tenant or warehouse the same, and Tenant shall pay the cost of such removal (including the repair of any injury or damage to the Premises resulting from such removal), delivery and warehousing to Landlord on demand, or Landlord may treat Tenant’s Property and Alterations as having been conveyed to Landlord with this Lease as a Bill of Sale, without further payment or credit by Landlord to Tenant.

Section 25.3. Holdover. If Tenant retains possession of the Premises or any part thereof after the termination of the Term, by lapse of time or otherwise, then Tenant shall pay to Landlord Rent, at one hundred fifty percent (150%) of the rate payable for the month immediately preceding said holding over (including increases for Additional Rent which Landlord may reasonably estimate), computed on a per month basis, for each month or part thereof (without reduction for any such partial month) that Tenant remains in possession. In addition thereto, solely in the event such retention of possession of the Premises or any part thereof exceeds thirty (30) days after the termination of the Term, Tenant shall pay Landlord all damages, consequential as well as direct, sustained by reason of Tenant’s retention of possession. The provisions of this paragraph do not limit the Landlord’s rights of re entry or any other right hereunder.

ARTICLE XXVI—COVENANT OF QUIET ENJOYMENT

Section 26.1. Covenant of Quiet Enjoyment. Landlord covenants that Tenant, on paying the Rent and all other charges payable by Tenant hereunder, and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, all of which obligations of Tenant are independent of Landlord’s obligations hereunder, shall, during the Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreement hereof free from hindrance by Landlord or any person claiming by, through or under Landlord.

ARTICLE XXVII—NO RECORDING

Section 27.1. No Recording. Neither this Lease nor a memorandum hereof shall be recorded. Landlord agrees that Tenant may disclose the existence of this Lease in public filings such as 8(k) filings for publicly held companies and other filings required to meet regulatory requirements.

ARTICLE XXVIII—NOTICES

Section 28.1. Notices. All notices, consents, approvals to or demands upon or by Landlord or Tenant desired or required to be given under the provisions hereof, shall be in writing and shall be deemed properly given (i) on the date sent, if delivered by hand, (ii) one (1) day after the date such notice is deposited with an overnight delivery service; (iii) on the date sent, if delivered via facsimile at the number(s) set forth below, with a hard copy to follow by overnight delivery service; (iv) on the date when received with proof of receipt to the party to whose attention it is directed or when such party refuses to accept receipt if sent, postage prepaid, by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If intended for Landlord:	CenterPoint Properties Trust 1808 Swift Drive Oak Brook, Illinois 60523-1501 Attention: Chief Operating Officer Facsimile Number: 630-586-8010

If intended for Tenant:	Great Lakes Power, Inc. 655 Wheat Lane Wood Dale, Illinois 60191 Attention: Gary Winemaster and Joe Kania Facsimile Number: 630-350-0103

or such other address or to such other party which any party entitled to receive notice hereunder designates to the others in writing by a notice duly given hereunder.

ARTICLE XXIX—COVENANTS, SUCCESSORS AND ASSIGNS

Section 29.1. Covenants. All of the covenants, agreements, conditions and undertakings in this Lease contained shall extend and inure to and be binding upon the heirs, executors, administrators, successors and assigns of the respective parties hereto, the same as if they were in every case specifically named, and shall be construed as covenants running with the Land, and wherever in this Lease reference is made to either of the parties hereto, it shall be held to include and apply to, wherever applicable, the heirs, executors, administrators, successors and assigns of such party. Nothing herein contained shall be construed to grant or confer upon any person or persons, firm, corporation or governmental authority, other than the parties hereto, their heirs, executors, administrators, successors and assigns, any right, claim or privilege by virtue of any covenant, agreement, condition or undertaking in this Lease contained.

Section 29.2. Sale of Project. Landlord shall at all times during the Term have the right to sell the Project or any part thereof and in connection therewith, to assign Landlord’s rights and obligations under this Lease to any such purchaser. The term “Landlord”, as used in this Lease, so far as covenants or obligations on the part of Landlord are concerned, shall be limited to mean and include only the owner or owners at the time in question of title to the Project, and in the event of any transfer or transfers of title to the Project or any part thereof, Landlord herein named (and in the case of any subsequent transfers or conveyances, the then grantor) shall be automatically freed and relieved of all liability as respects the performance of any covenants or obligations on the part of Landlord contained in this Lease to be performed.

ARTICLE XXX—ENVIRONMENTAL MATTERS

Section 30.1. Defined Terms.

A. “Hazardous Material” shall include but shall not be limited to any substance, material, or waste that is regulated by any federal, state, or local governmental authority because of toxic, flammable, explosive, corrosive, reactive, radioactive or other properties that may be hazardous to human health or the environment, including without limitation asbestos and asbestos containing materials, radon, petroleum and petroleum products, urea formaldehyde foam insulation, methane, lead based paint, polychlorinated biphenyl compounds, hydrocarbons or like substances and their additives or constituents, pesticides, agricultural chemicals, and any other special, toxic, or hazardous substances, materials, or wastes of any kind, including without limitation those now or hereafter defined, determined, or identified as “hazardous substances,” “hazardous materials,” “toxic substances,” “hazardous wastes,” or “solid waste” in any Environmental Law.

B. “Environmental Law” shall mean any federal, state, or local law, statute, ordinance, code, rule, regulation, policy, common law, license, authorization, decision, order, or injunction which pertains to health, safety, any Hazardous Material, or the environment (including, but not limited to, ground, air, water, or noise pollution or contamination, and underground or aboveground tanks) together with all rules, regulations, orders, and decrees now or hereafter promulgated under any of the foregoing, as any of the foregoing now exist or may be changed or amended or come into effect in the future.

C. “Environmental Claim” shall mean and include any demand, notice of violation, inquiry, cause of action, proceeding, or suit for damages (including reasonable attorneys’, consultants’, and experts’ fees, costs or expenses), losses, injuries to person or property, damages to natural resources, fines, penalties, interest, cost recovery, compensation, or contribution resulting from or in any way arising in connection with any Hazardous Material or any Environmental Law.

D. “Pre Existing Condition” shall mean the presence of any Hazardous Material on the Premises, to the extent such Hazardous Material was not introduced onto the Premises after the commencement date of the Gross Lease.

E. “Environmental Condition” shall mean (i) the presence on the Premises of one or more underground storage tanks or (ii) the existence of any Hazardous Material on the Premises, other than a Pre Existing Condition,

(i) in violation of or requiring cleanup under any Environmental Law or the provisions of this Article XXX, or

(ii) in concentrations or at levels exceeding applicable federal, state, or local standards for soil, groundwater, or waste on residential properties,

either of which subjects Landlord to liability for any Environmental Claim or which must be remediated to prevent Landlord from incurring loss of any kind.

F. “Environmental Remediation” shall mean any investigation, cleanup, removal, containment, remediation, or other action relating to an Environmental Condition (i) required pursuant to any Environmental Law, or (ii) necessary to prevent Landlord from incurring, or relieve Landlord from, loss of any kind as a result of an Environmental Claim.

G. “NFR Letter” shall mean an environmental “no further remediation” letter, certificate of completion, covenant not to sue, certificate of closure or any other similar environmental closure document issued by any regulatory body, including any such documents issued in connection with voluntary programs.

H. “Remediating Party” shall mean the party which has elected (or is deemed to have elected) to perform any Environmental Remediation.

I. “Tenant Group” any or all of Tenant’s agents, employees, representatives, contractors, workmen, mechanics, suppliers, customers, guests, licensees, invitees, sublessees, assignees and all of their respective successors and assigns or any party claiming by, through or under any of them.

J. “Permitted Materials” shall mean Hazardous material used in the ordinary course of Tenant’s business in amounts not in violation of any Environmental Law.

Section 30.2. Tenant’s Covenants with Respect to Environmental Matters. During the Term, Tenant, at its sole cost and expense, shall:

A. comply with all Environmental Laws relating to the use and operation of the Premises;

B. keep the Premises free of any Hazardous Material, except for Permitted Materials;

C. comply with the terms of any NFR Letters that have been issued with respect to the Project and which have been disclosed to Tenant;

D. not take actions that would in any way violate, invalidate, cause noncompliance with or otherwise affect the validity of any NFR Letter issued with respect to the Project and which have been disclosed to Tenant;

E. not exacerbate a Pre Existing Condition of which it had knowledge;

F. upon the discovery of an Environmental Condition, promptly, but not later than three (3) business days after the discovery of the Environmental Condition, notify Landlord of the Environmental Condition;

G. upon the discovery of an Environmental Condition caused by Tenant or any member of the Tenant Group;

(i) furnish a letter of credit, escrow of funds, or other security reasonably acceptable to Landlord to secure performance of Environmental Remediation and to assure Landlord that all necessary funds are readily available to Landlord to pay the costs and expenses of Environmental Remediation;

(ii) prior to commencement of any Environmental Remediation, submit a proposed scope of work for the Environmental Remediation, together with a timetable and a cost estimate, to Landlord for review and approval;

(iii) after obtaining Landlord’s approval, diligently perform the approved Environmental Remediation;

(iv) submit to Landlord in a timely manner for Landlord’s review and comment the documentation and information required by Sections 30.5 and 30.6 of this Lease relating to each phase of the Environmental Remediation, and pay all costs of Landlord described in Section 30.4;

(v) comply with applicable release reporting requirements and provide Landlord with any information necessary for Landlord to comply with Environmental Law; and

(vi) obtain an NFR Letter or comparable acknowledgment from each federal, state, or local governmental agency with jurisdiction over the Environmental Condition that the Premises have been fully remediated without reliance on institutional controls (including but not limited to deed restrictions) or engineered barriers;

H. not install or operate any above or below ground tank, sump, pit, pond, lagoon, or other storage or treatment vessel or device on the Premises without obtaining

Landlord’s prior written consent, not to be unreasonably withheld, provided, however, Landlord approves of the storage vessels containing the Hazardous Materials as described on Schedule 30.2H attached hereto and made a part hereof;

I. not handle, use, generate, treat, dispose of, or permit the use, handling, generation, treatment, storage, or disposal of any Hazardous Material, except for Permitted Materials, in, on, under, around, or above the Premises at any time during the Term;

J. not use any above ground tank (including barrels and drums), of any size within or without the Premises, except (i) in compliance with all Environmental Laws, and (ii) if secondary containment approved by Landlord is provided. Empty tanks, barrels and drums shall be presumed to have one (1) inch of product remaining when declared empty.

Section 30.3. Exacerbation. Tenant shall not be responsible to remediate a Pre-Existing Condition. Notwithstanding the foregoing, if Tenant exacerbates a Pre-Existing Condition of which it had knowledge (as a result of Tenant’s investigative or remedial activities or otherwise) during the Term, the provisions of this Article XXX shall apply solely to such exacerbation of the Pre-Existing Condition as if it were an Environmental Condition, and Tenant shall perform Environmental Remediation as to such exacerbation.

Section 30.4. Assessment and Response Rights. In addition to Landlord’s other rights of entry, access and inspection contained in this Lease, Landlord and its agents and representatives shall have a right of entry and access to the Premises upon reasonable request for the purposes of (i) inspecting the documentation relating to Hazardous Materials or environmental matters maintained by Tenant or any occupant of the Premises; (ii) ascertaining the nature of the activities being conducted on the Premises and investigating whether Tenant is in compliance with its obligations under Article XXX of this Lease; (iii) determining the type, kind, and quantity of all products, materials, and substances brought onto the Premises, or made or produced thereon, and (iv) performing such environmental investigations, assessments and corrective measures as Landlord may desire to perform. The investigation and assessments may also include reasonable subsurface or other invasive investigation of the Premises, including, but not limited to, soil borings and sampling of site soil and ground or surface water for laboratory analysis, as may be recommended by the Landlord’s consultant as part of its inspection of the Premises or based upon such other reasonable evidence of Environmental Conditions warranting such subsurface or other invasive investigation. Tenant will cooperate with Landlord and Landlord’s consultants and will supply, promptly upon request, any information reasonably requested to facilitate the completion of the environmental assessments and investigations. Landlord and its agents and representatives shall have the right to take samples in quantities sufficient for analysis of all products, materials, and substances present on the Premises and shall also have the right to conduct other tests and studies as may be reasonably determined by Landlord to be appropriate in order to investigate whether Tenant is in compliance with its obligations under Article XXX.

Section 30.5. Copies of Notices. During the Term, Tenant shall promptly provide Landlord with copies of all summons, citations, directives, information inquiries or requests, notices of potential responsibility, notices of violation or deficiency, orders or decrees, Environmental Claims, complaints, investigations, judgments, letters, notices of environmental liens or response actions in progress, and other communications, written or oral, actual or threatened, received by Tenant or any occupant of the Premises, from any federal, state, or local agency or authority, or any other entity or individual (including both governmental and non-governmental entities and individuals), concerning (a) any actual or alleged release of any Hazardous Material on, to, or from the Premises; (b) any actual or alleged violation of or responsibility under Environmental Laws; or (c) any actual or alleged liability under any theory of common law tort or toxic tort, including without limitation, negligence, trespass, nuisance, strict liability, or ultrahazardous activity. If any Hazardous Material is released on, to or from the Premises during the Term which requires reporting to any federal, state, or local agency or authority pursuant to any Environmental Law, Tenant shall promptly notify Landlord (in no event later than three (3) days after first discovering the commencement of a release) of the facts and the actions being taken to remediate and otherwise respond to the release. Tenant agrees to provide Landlord with copies of all documents submitted to any federal, state or local agency or authority related to such release.

Section 30.6. Tests and Reports. Upon written request by Landlord, Tenant shall provide Landlord, at Tenant’s expense, with (i) copies of all environmental reports and tests prepared or obtained by or for Tenant or any occupant of the Premises; (ii) copies of transportation and disposal contracts (and related manifests, schedules, reports, and other information) entered into or obtained by Tenant with respect to any Hazardous Material; (iii) copies of any authorizations or permits issued to Tenant under Environmental Laws with respect to the Premises; (iv) prior to filing, copies of any and all reports, notifications, and other filings to be made by Tenant or any occupant of the Premises to any federal, state, or local environmental authorities or agencies, and after filing, copies of such filings; and (v) any other relevant documents and information with respect to environmental matters relating to the Premises. Tenant shall be obligated to provide such documentation only to the extent that the documentation is within Tenant’s possession or control.

Section 30.7. Indemnification. Tenant shall reimburse, defend with counsel chosen by Landlord, indemnify, and hold Landlord and any other Indemnified Party free and harmless from and against any and all Environmental Claims, response costs, losses, liabilities, damages, costs, and expenses, including without limitation loss of rental income, loss due to business interruption, and reasonable attorneys’ and consultants’ fees, costs and expenses arising out of or in any way connected with any or all of the following:

A. any Hazardous Material (other than a Pre-Existing Condition) which is or was actually or allegedly generated, stored, treated, released, disposed of, or otherwise located on or at the Premises as a result of the act or omission of Tenant or any member of the Tenant Group (regardless of the location at which such Hazardous Material is now or may in the future be located or disposed of), including, but not limited to any and all (i) liabilities under any common law theory of tort, nuisance, strict liability, ultrahazardous activity, negligence, or otherwise based upon, resulting from or in connection with any Hazardous Material; (ii) obligations to take response, cleanup, or corrective action pursuant to any Environmental Laws; and (iii) the costs and expenses of investigation or remediation in connection with the decontamination, removal, transportation, incineration, or disposal of any of the foregoing; and

B. any actual or alleged illness, disability, injury, or death of any person, in any manner arising out of or allegedly arising out of exposure to any Hazardous Material or other substances or conditions present at the Premises as a result of the act or omission of Tenant or any member of the Tenant Group (including, but not limited to, ownership, operation, and disposal of any equipment which generates, creates, or uses electromagnetic files, x rays, other forms of radiation and radioactive materials), regardless of when any such illness, disability, injury, or death shall have occurred or been incurred or manifested itself; and

C. any failure by Tenant to comply with any obligation under this Article XXX relating to an Environmental Condition for which Tenant is Remediating Party;

D. the imposition of any lien for damages caused by, or the recovery of any costs for, the remediation or cleanup of any Hazardous Material as a result of the act or omission of Tenant or any member of the Tenant Group;

E. costs of removal of any and all Hazardous Materials from all or any portion of the Premises, which Hazardous Materials came to be present at the Premises as a result of the act or omission of Tenant or any member of the Tenant Group;

The obligations of Tenant under this Section 30.7 shall survive any termination or expiration of this Lease.

Section 30.8. Landlord Remediation. Landlord agrees to remediate Pre-Existing Conditions to the extent required by Environmental Law, except to the extent the same was known to, and exacerbated by, Tenant.

ARTICLE XXXI—SECURITY DEPOSIT

Section 31.1. Security Deposit. Tenant agrees to deposit with Landlord, upon the execution of this Lease, the Security Deposit as security for the full and faithful performance by Tenant of each and every term, provision, covenant and condition of this Lease. If an Event of Default occurs, Landlord may use, apply or retain the whole or any part of the Security Deposit for the payment of any sum then due hereunder or which Landlord may expend or be required to expend by reason of Tenant’s breach including, without limitation, any damages or deficiency in the reletting of the Premises, whether such damages or deficiency shall have accrued before or after re entry by Landlord. If any of the Security Deposit shall be so used, applied or retained by Landlord at any time or from time to time, Tenant shall promptly, in each such instance, within five (5) days of written demand therefor by Landlord, pay to Landlord such additional sums as may be necessary to restore the Security Deposit to the original amount set forth in the first Section of this Lease. If this Lease is terminated or expired and Tenant is not in default under this Lease at such time, the Security Deposit, or the balance thereof, shall be returned to Tenant after all of the following: (a) the time fixed as the expiration of the Term of this Lease; (b) the removal of Tenant from the Premises; (c) the surrender of the Premises by Tenant to Landlord in accordance with this Lease; and (d) final determination of all amounts payable by Tenant hereunder and payment of same. Except as otherwise required by law, Tenant shall not be entitled to any interest on the Security Deposit. In the absence of evidence satisfactory to Landlord of an assignment of the right to receive the Security Deposit or the remaining balance thereof, Landlord may return the Security Deposit to the original Tenant, regardless of one or more assignments of this Lease.

ARTICLE XXXII—MISCELLANEOUS

Section 32.1. Captions. The captions of this Lease are for convenience only and are not to be construed as part of this Lease and shall not be construed as defining or limiting in any way the scope or intent of the provisions hereof.

Section 32.2. Severability. If any covenant, agreement or condition of this Lease or the application thereof to any person, firm or corporation or to any circumstances, shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such covenant, agreement or condition to persons, firms or corporations or to circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby. Each covenant, agreement or condition of this Lease shall be valid and enforceable to the fullest extent permitted by law.

Section 32.3. Applicable Law. This Lease shall be construed and enforced in accordance with the laws of the state where the Premises are located.

Section 32.4. Amendments in Writing. None of the covenants, terms or conditions of this Lease, to be kept and performed by either party, shall in any manner be altered, waived, modified, changed or abandoned, except by a written instrument, duly signed, acknowledged and delivered by the other party.

Section 32.5. Relationship of Parties. Nothing contained herein shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership, or of joint venture by the parties hereto, it being understood and agreed that no provision contained in this Lease nor any acts of the parties hereto shall be deemed to create any relationship other than the relationship of Landlord and Tenant.

Section 32.6. Brokerage. Tenant warrants that it has no dealings with any real estate broker or agent in connection with this lease other than Landlord’s Broker and Tenant’s Broker, if any, and Tenant covenants to pay, hold harmless and indemnify Landlord from and against any and all cost, expense or liability for any compensation, commissions and charges claimed by any other broker or other agent with respect to this Lease or the negotiation thereof arising out of any acts of Tenant. Landlord shall pay the brokerage commission due Landlord’s Broker and Tenant’s Broker, if any, pursuant to any written agreement between Landlord and such parties.

Section 32.7. No Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than the full amount stipulated herein as then required to be paid by Tenant in respect of Tenant’s obligations under this Lease for Rent or any other payments shall be deemed to be other than on account, nor shall any endorsement or statement on any check or any letter accompanying any check or payment of any such amount be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such amount or pursue any other remedy provided in this Lease.

Section 32.8. Joint Effort. The preparation of this Lease has been a joint effort of the parties hereto and the resulting documents shall not, solely as a matter of judicial construction, be construed more severely against one of the parties than the other.

Section 32.9. Time. Time is of the essence of this Lease, and all provisions herein relating thereto shall be strictly construed.

Section 32.10. Landlord’s Consent. Landlord’s granting of any consent under this Lease, or Landlord’s failure to object to any action taken by Tenant without Landlord’s consent required under this Lease, shall not be deemed a waiver by Landlord of its rights to require such consent for any further similar act by Tenant. Notwithstanding anything in this Lease to the contrary, with respect to any provision of this Lease which requires Landlord’s consent or approval, Tenant shall not be entitled to make, nor shall Tenant make, any claim for (and Tenant hereby waives any claim for) money damages as a result of any claim by Tenant that Landlord has unreasonably withheld or unreasonably delayed any consent or approval, but Tenant’s sole remedy shall be an action or proceeding to enforce such provision, or for specific performance, injunction or declaratory judgment.

Section 32.11. Landlord’s Liability. Notwithstanding anything to the contrary herein contained, there shall be absolutely no personal liability asserted or enforceable against Landlord or on any persons, firms or entities who constitute Landlord with respect to any of the terms, covenants, conditions and provisions of this Lease, and Tenant shall, subject to the rights of any mortgagee, look solely to the interest of Landlord, its successors and assigns in the Project for the satisfaction of each and every remedy of Tenant in the event of any default by Landlord hereunder; such exculpation of personal liability is absolute and without any exception whatsoever.

Section 32.12. Landlord Rights. This Lease does not grant any rights to light or air over or about the Premises. Landlord specifically excepts and reserves to itself the use of any roofs, the exterior and structural components of the Building, all rights to the land and improvements below the improved floor level of the Building, to the improvements and air rights above the Building and to the improvements and air rights located outside the demising walls of the Building and to such areas within the Building and Land required for installation of utility lines and other installations and to such portions of the Premises necessary to access, maintain and repair same, and no rights with respect thereto are conferred upon Tenant.

Section 32.13. Entire Agreement. It is understood and agreed that all understandings and agreements heretofore had between the parties hereto are merged in this Lease, the exhibits annexed hereto and the instruments and documents referred to herein, which alone fully and completely express their agreements, and that no party hereto is relying upon any statement or representation, not embodied in this Lease, made by the other. Each party expressly acknowledges that, except as expressly provided in this Lease the other party and the agents and representatives of the other party have not made, and the other party is not liable for or bound in any manner by, any express or implied warranties, guaranties, promises, statements, inducements, representations or information pertaining to the transactions contemplated hereby.

Section 32.14. Net Lease. Except as otherwise expressly provided herein, from and after August 1, 2013, this Lease shall be deemed and construed to be a “net lease” and Tenant agrees to pay all costs and expenses of every kind and nature whatsoever, ordinary and extraordinary, arising out of or in connection with the ownership, maintenance, repair, replacement, use and occupancy of the Premises during the Term of this Lease, which, except for the execution and delivery hereof, would otherwise have been payable by Landlord.

Section 32.15. Application of Payments. Landlord shall have the exclusive right to determine how, and in what amounts, payments received from Tenant (or any Guarantor) are applied to amounts due and past due hereunder, and such determination shall be conclusive upon the Tenant and any Guarantor.

Section 32.16. Tenant Authority. Tenant represents and warrants that it is duly formed and in good standing, and has full corporate, partnership or limited liability company power and authority, as the case may be, to enter into this Lease and has taken all corporate, partnership or limited liability company action, as the case may be, necessary to carry out the transaction contemplated herein, so that when executed, this Lease constitutes a valid and binding obligation of Tenant enforceable in accordance with its terms.

Section 32.17. Venue. TENANT AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING DIRECTLY, INDIRECTLY OR OTHERWISE IN CONNECTION WITH, OUT OF, RELATED TO OR FROM THIS LEASE SHALL BE LITIGATED, AT LANDLORD’S SOLE DISCRETION AND ELECTION, ONLY IN COURTS HAVING A SITUS WITHIN THE COUNTY OF COOK, STATE OF ILLINOIS. TENANT HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURT LOCATED WITHIN SAID COUNTY AND STATE. TENANT HEREBY IRREVOCABLY APPOINTS AND DESIGNATES CT CORPORATION, 208 SOUTH LASALLE STREET, CHICAGO, ILLINOIS, OR ANY OTHER PARTY WHOM LANDLORD MAY FROM TIME TO TIME HEREAFTER DESIGNATE (AFTER GIVING TENANT SEVEN (7) DAYS WRITTEN NOTICE THEREOF), AS ITS TRUE AND LAWFUL ATTORNEY-IN-FACT AND DULY AUTHORIZED AGENT FOR SERVICE OF LEGAL PROCESS AND AGREES THAT SERVICE OF SUCH PROCESS UPON SUCH PARTY SHALL CONSTITUTE PERSONAL SERVICE OF SUCH PROCESS UPON TENANT, PROVIDED THAT SUCH PARTY, WITHIN SEVEN (7) DAYS AFTER RECEIPT OF ANY SUCH PROCESS, SHALL FORWARD THE SAME, BY CERTIFIED OR REGISTERED MAIL, TOGETHER WITH ALL PAPERS AFFIXED THERETO, TO TENANT AT ITS ADDRESS SET FORTH IN SECTION 28.1. TENANT HEREBY WAIVES ANY RIGHT IT MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT AGAINST IT BY LANDLORD ON THIS LEASE IN ACCORDANCE WITH THIS SUBSECTION.

Section 32.18. Waiver of Trial by Jury. The respective parties hereto shall and hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease, or for the enforcement of any remedy under any statute, emergency or otherwise.

Section 32.19. Counterparts. This Lease may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 32.20. Facsimile or Electronic Signatures. The parties hereto agree that the use of facsimile or electronic signatures for the negotiation and execution of this Lease shall be legal and binding and shall have the same full force and effect as if originally signed.

Section 32.21. Landlord Agreement. Landlord agrees that upon written request from Tenant, Landlord will execute and deliver to Tenant a Landlord Agreement in the form attached hereto as Exhibit “D” and made a part hereof, provided Tenant and Tenant’s Lender also execute and deliver said form. Landlord agrees that it will cooperate upon request from Tenant requesting Landlord Agreements with other financial institutions in a form substantially similar to Exhibit “D” attached hereto.

Section 32.22. Option to Renew. Tenant shall have the option (“Renewal Option”) to renew the Term and extend the Termination Date for all of the Premises as of the expiration date of the Term, for one additional period of five (5) years (“Renewal Term”) upon the following terms and conditions:

A. Tenant gives Landlord written notice of its exercise of the Renewal Option no later than October 31, 2017.

B. Tenant is not in default under this Lease either on the date Tenant delivers the notice required under (A) above or at any time thereafter prior to the commencement of the Renewal Term.

C. All of the terms and provisions of this Lease shall be applicable to the Renewal Term, except that Base Rent for the first twelve months of the Renewal Term shall be one hundred three percent (103%) of the Monthly Base Rent as of the Termination Date and shall increase by three percent (3%) on each anniversary of the commencement of the Renewal Term thereafter.

D. Tenant shall accept the Premises in an “as is” physical condition and Tenant shall not be entitled to receive any allowance, credit, concession or payment from Landlord for the improvement thereof.

E. The Renewal Option shall automatically terminate upon the earliest to occur of (i) the expiration or termination of this Lease; (ii) the termination of Tenant’s right to possession of the Premises; (iii) any assignment or subletting by Tenant; or (iv) the failure of Tenant to timely or properly exercise the Renewal Option.

F. Landlord and Tenant acknowledge and agree that no real estate brokerage commission or finder’s fee shall be payable by Landlord in connection with any exercise by Tenant of the Renewal Option herein contained.

[Remainder of this page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Lease as of the date set forth above.

TENANT:	POWER GREAT LAKES, INC., an Illinois corporation

	By:	/s/ Kenneth Winemaster
		Name:	Kenneth Winemaster
		Title:	Senior Vice President

LANDLORD:	CENTERPOINT PROPERTIES TRUST, a Maryland real estate investment trust

	By:	/s/ Sean P. Maher
		Name:	Sean P. Maher
		Title:	Chief Operating Officer

By:	/s/ Brian M. Sheehan
	Name:	Brian M. Sheehan
	Title:	Senior Vice President, Controller

SIGNATURE PAGE

EXHIBIT “A”

LEGAL DESCRIPTION

LOT 1 IN FORST CREEK UNIT 1, BEING A SUBDIVISION OF PART OF THE NORTHEAST 1/4 OF SECTION 9, TOWNSHIP 40 NORTH, RANGE 11 EAST OF THE THIRD PRINCIPAL MERIDIAN, ACCORDING TO THE PLAT THEREOF RECORDED AUGUST 3, 1982 AS DOCUMENT R82-33889, IN DUPAGE COUNTY, ILLINOIS.

A-1

EXHIBIT “B”

Intentionally Omitted

B-1

EXHIBIT “C”

TENANT ESTOPPEL CERTIFICATE

                                                                  (the “Tenant”) hereby certifies to CENTERPOINT

                                                  , a                      (the “Landlord”) and                                                  , a(n)                                               (“Purchaser/Lender”) as follows:

1. Pursuant to that certain Lease dated                                 ,                  (the “Lease”) with Tenant, Tenant leases the land, building and other improvements commonly known as                                                                               (the “Premises”). The Lease, as amended, modified and supplemented, is in full force and effect, and represents the entire agreement between Tenant and Landlord for the Property. There are not amendments, modifications or supplements to the Lease, whether oral or written except as follows (include the date of each amendment, modification or supplement):                                                                                                                   . A true and correct copy of the Lease, as amended, modified and supplemented, is attached hereto as Exhibit “A”.

2. The term of the Lease began on                                 ,                  and will end on                                     ,                         .

3. The Lease [does] [does not] provide for an option to extend the term of the Lease for                                               years. Except as expressly provided in the Lease, Tenant does not have any right or option to renew or extend the term of the Lease, to lease other space at the Property, nor any preferential right to purchase all or any part of the Premises.

4. Tenant has neither sent nor received any notice of default under the Lease which remains uncured and has no knowledge that either Landlord or Tenant are in default under the Lease except as follows:                                                                                               .

5. Tenant is currently paying [Base Monthly] Rent under the Lease in the amount of $                                         and Tax Deposits in the amount of $                                 and Expense Deposits in the amount of $                             .

6. Tenant has not prepaid any rent or other charges under the Lease to Landlord other than the following:                                                                                                                                                                 .

7. A [cash] [letter of credit] security deposit in the amount of $                                 has been paid to and is presently held by Landlord under the Lease, and Tenant has not given Landlord any other security or similar deposit.

Dated this                  day of                             , 20    .

[NAME OF TENANT]

By:
Name:
Title:

C-1

EXHIBIT “D”

FORM OF LANDLORD AGREEMENT

LANDLORD’S AGREEMENT

This Landlord’s Agreement, executed and delivered as of the              day of March, 2012, by CENTERPOINT PROPERTIES TRUST, a Maryland real estate investment trust, with an address at 1808 Swift Drive, Oak Brook, Illinois 60523, attn: Chief Operating Officer (“Landlord”), and BMO Harris Bank N.A., as agent for certain lenders (together with its successors and assigns, the “Agent”),with an address at 111 West Monroe Street, Chicago, Illinois 60603.

W I T N E S S E T H

WHEREAS, Agent certain lenders, Power Solutions International, Inc., a Nevada corporation (“Parent”) and certain subsidiaries of Parent, including Power Great Lakes, Inc., an Illinois corporation (“Tenant”; Parent and such subsidiaries of Parent (including Tenant) are collectively “Borrowers” and each a “Borrower”), are entering into, and may from time to time hereafter enter into, various agreements, instruments and documents, including without limitation that certain Loan and Security Agreement dated as of April 29, 2011 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) (collectively, the “Financing Agreements”), providing for the making by Agent and other lenders of loans and other financial accommodations to or for the benefit of Borrowers;

WHEREAS, to secure payment and performance of all of Borrowers’ obligations and liabilities to Agent and the lenders under the Financing Agreements (“Borrowers’ Liabilities”), Agent has required that Borrower grant to Agent a security interest in substantially all of Borrowers’ assets now or hereafter located at or attributable to the premises commonly known as 801 AEC Drive, Wood Dale, Illinois and legally described on Exhibit A hereto (the “Premises”), other than fixtures integral to the operation of the Premises (i.e., heating, ventilation, air conditioning and plumbing fixtures) (all of such assets to be referred to herein as the “Collateral”);

WHEREAS, the Premises are owned by Landlord and have been leased to Tenant pursuant to the Industrial Lease dated                          , 2012 between Landlord and Tenant, a copy of which is attached hereto as Exhibit B (the “Lease”);

WHEREAS, Borrowers may require loans and other financial accommodations from the lenders pursuant to the Financing Agreements, and as a condition precedent to making such loans and/or other financial accommodations, Agent has required that Borrowers obtain the execution and delivery of this Agreement;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord hereby covenants and agrees as follows:

1. For so long as Agent has a lien or security interest in any of the Collateral, Landlord waives all rights which Landlord now or hereafter may have, under the laws of the

State of Illinois or by virtue of the Lease, or any renewals, extensions, amendments, modifications, substitutions or replacements thereof (a “New Lease”), to claim or assert any lien, right, claim or title to any of the Collateral which now or hereafter may be located on the Premises, including without limitation the right of levy or distrain for rent.

2. Landlord agrees that the Collateral (i) is and shall remain personal property notwithstanding the manner or mode of the attachment of any item of Collateral to the Premises, and (ii) is not and shall not become or be deemed to be fixtures.

3. Landlord recognizes and acknowledges that the security interest of Agent in the Collateral pursuant to the Financing Agreements is superior to any lien, right, claim or title of any nature which Landlord now or hereafter may have or assert in the Collateral by statute, common law, the Lease, any New Lease, any other agreement or otherwise.

4. In the event of default by Borrowers in the payment or performance of any of Borrowers’ Liabilities, Landlord agrees that Agent may upon one business day’s prior written notice to Landlord enter the Premises during normal business hours for a period of up to seventy-five (75) days after notice to Landlord for the purpose of repossessing, removing, selling, or otherwise dealing with the Collateral or any part thereof in accordance with the terms and conditions of the Financing Agreements, without objection, delay, hindrance or interference by Landlord, subject to the terms of this Agreement, and in such case Landlord will make no claim or demand whatsoever against the Collateral. In the event Agent elects to access the Premises pursuant to Agent’s rights in this Section 4, Agent shall pay to Landlord (to the extent not previously paid by Tenant) all non-default Rent (as defined in the Lease or New Lease) for the period that Agent is on the Premises (but excluding any past-due rent or other fees due for periods prior to Agent’s notification to Landlord).

5. If Agent has not then entered the Premises and Landlord intends to terminate the Lease or new Lease or Tenant’s right to possession under the Lease or New Lease due to a default by Tenant, Landlord will first provide the Agent with written notice of such default and, prior to the termination of the Lease or the Tenant’s right to possession due to any default thereunder, it shall permit the Agent the same opportunity to cure or cause to be cured such default as is granted the Tenant under the lease; provided, however, that (i) Agent shall have at least ten (10) days following receipt of said notice to cure or cause to be cured such default, and (ii) for the avoidance of doubt, Agent shall have no obligation to cure or cause to be cured any such default under the Lease. In the event that Landlord terminates the Lease or New Lease or the Tenant’s right to possession based on an uncured default under the Lease or New Lease, the Landlord will give the Agent the option to enter upon and occupy the Premises for a period of up to seventy-five (75) days following receipt by the Agent of written notice from the Landlord (“Termination Notice”) that the Landlord has terminated the Lease or New Lease or that the Tenant’s right to possession has terminated without termination of the Lease or New Lease. If the Lease or New Lease expires by its own terms, the Landlord will permit the Agent to enter upon and occupy the Premises for a period of seventy-five (75) days following the Agent’s receipt of written notice from the Landlord (“Expiration Notice”). The Agent, if it elects to exercise such rights, shall exercise such rights by giving notice to the Landlord of its desire to enter upon and occupy the Premises pursuant to this Section 5 within thirty (30) days after the Agent’s receipt of the Termination Notice or the Expiration Notice, as applicable. At the expiration of such seventy-five (75) days, Agent’s rights under this Section 5 to occupy the Premises shall terminate. If the Agent shall elect to enter upon and occupy the Premises pursuant to this Section 5, the Agent shall pay to Landlord (to the extent not previously paid by Tenant) all non-default Rent (as defined in the Lease or New Lease) for the period that Agent is on the Premises (but excluding any past-due rent or other fees due for periods prior to Agent’s notification to Landlord).

6. Any entry by Agent into the Premises pursuant to this Agreement or the Financing Agreements shall be at the sole risk and expense of Agent and Tenant. Tenant hereby authorizes Landlord to grant or facilitate access to the Premises to Agent as provided in this Agreement. Tenant agrees to indemnify and hold Landlord harmless from and against any and all claims associated with such access.

7. Agent may, without affecting the validity of this Agreement, extend, amend or in any way modify the terms of payment or performance of any of Borrowers’ Liabilities, without the consent of Landlord and without giving notice thereof to Landlord.

8. In the event that Agent exercises its right of entry onto the Premises hereunder for purposes of exercising its rights and remedies with respect to the Collateral, Agent shall provide Landlord with evidence of the liability insurance of Agent, on which Landlord shall be named as additional insured, and, to the extent not covered by Agent’s insurance, Agent shall indemnify and hold harmless Landlord and its officers, agents and employees (singularly, an “Indemnified Party” and collectively the “Indemnified Parties”) from and against any actual liabilities of Landlord to third parties, and costs and expenses (including reasonable attorneys’ fees) actually incurred by Landlord in connection therewith, that result directly from the actions of Agent (or its agents) during the occupancy of the Premises by Agent (or its agents) during the occupancy of the Premises by Agent (or its agents), including, without limitation, claims, demands, causes of actions or liabilities (a) for personal injury or property damage, and/or (b) relating to any alleged right, title or interest in the Collateral.

A. Agent agrees that in the event a claim is asserted against an Indemnified Party with respect to which Agent has agreed to indemnify the Indemnified Parties pursuant to this Section 8, the Indemnified Party may retain one counsel of its choice to defend it against such claim and Agent shall reimburse such indemnified party for all costs and reasonable attorneys’ fees in connection therewith.

B. Agent further agrees that Agent will promptly repair any damage to the Premises resulting from the removal of the Collateral by the Agent or its agents (but shall not be liable for diminution in value of the Premises caused by the absence of Collateral actually removed or any by any necessity of replacing the Collateral) and, in the event Agent does not do so following a reasonable demand by the Landlord, Agent shall reimburse the Landlord for reasonable costs and expenses incurred in repairing such damage promptly following demand by Landlord for such amounts.

9. The agreements contained herein shall continue in force until all Borrowers’ Liabilities are paid and satisfied in full and all financing arrangements between Agent and Borrowers have been terminated.

10. The agreements contained herein may not be modified or terminated orally, and shall be binding upon the successors, assigns and personal representatives of Landlord, upon any successor owner or transferee of the Premises, and upon any purchasers (including any mortgagee) from Landlord.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as of the date set forth above.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

LANDLORD:

CENTERPOINT PROPERTIES TRUST

By
Name
Its

AGENT:

BMO HARRIS BANK N.A.

By
Name
Its

TENANT:

POWER GREAT LAKES, INC.

By
Name
Its

SCHEDULE 30.2H

APPROVED MATERIALS STORAGE

Materials are supplied and stored according to supplier safety standards as follows:

Gasoline—Stored in small 6 gallon marine safety tanks.

Diesel fuel—Delivered bulk to the facility and stored in 20 gallon plastic tanks and 75 to 100 gallon steel tanks.

Propane—Delivered by the supplier in 331b and 1001b cylinders.

Oil—Delivered to the facility in bulk and stored in 250 to 500 gallon steel reinforced tanks, 350 gallon steel caged enclosed plastic tote tanks and 55 gallon drums on containment skids.

Antifreeze—Delivered in bulk, stored in 350 gallon steel caged enclosed plastic tote tanks.

Cutting oils—Stored in 55 gal drums on containment skids.

Rust inhibitors—Delivered in 55 gallon plastic drums (water-based).

Paint, Cleaners and Other Aerosols—stored in locked steel fireproof cabinets.

SCHEDULE 30.2H